UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

OPTIONSXPRESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32419	20-1444525
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 South LaSalle Street, Suite 220 Chicago, Illinois 60603
(Address of Principal executive offices, including Zip Code)

(312) 630-3300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 4, 2005, the Board of Directors of optionsXpress Holdings, Inc. (the “Company”) increased the size of the Board of Directors to six directors and appointed Tom Patrick, Scott Wald and Bruce Evans to serve as new members of the Board of Directors, effective immediately.  Christopher J. Dean resigned from the Board of Directors, effective as of April 4, 2005, to accommodate these additions.

Mr. Patrick will serve in Class I, the members of which are up for reelection at the annual meeting of stockholders in 2005, and will also serve on the Audit and Nominating and Corporate Governance Committees of the Board of Directors.  Mr. Wald will serve in Class II, the members of which are up for reelection at the annual meeting of stockholders in 2006, and will also serve on the Audit and Compensation Committees of the Board of Directors.

Mr. Evans will serve in Class I, the members of which are up for reelection at the annual meeting of stockholders in 2005, and will also serve on the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors.  Mr. Evans is a Managing Partner of Summit Partners, L.P., a venture capital and private equity firm.  On December 17, 2003, the Company, investment funds affiliated with Summit Partners, L.P. (collectively, “Summit”) and certain other stockholders entered into a stock purchase and recapitalization agreement pursuant to which, on January 15, 2004, the Company, among other things, issued approximately 18.2 million shares of Series A preferred stock to Summit in exchange for approximately $88.4 million.  In connection with the Company’s initial pubic offering in February 2005, Summit’s Series A preferred stock was converted into common stock, and Summit subsequently sold a portion of such common stock in the initial public offering.  Please see the Company’s Registration Statement on Form S-1, as amended (Reg. No 333- 119967), for more information regarding certain relationships and related transactions between the Company and Summit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIONSXPRESS HOLDINGS, INC.

/s/ David A. Fisher
Date:	April 6, 2005	Name:	David A. Fisher
		Title:	Chief Financial Officer